Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Appoints Robert F. Hull, Jr. to Board of Directors

Company’s Board of Directors Expanded to Eleven Members

CHARLOTTE, N.C. — (Globe Newswire) — September 20, 2017 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced the appointment of Robert (Bob) F. Hull, Jr. to the Board of Directors, effective yesterday. The Board of Directors now consists of eleven members, up from ten members previously.

Mr. Hull is currently the CEO and Founder of Integrity Strategic Solutions, an advisory services company. From 2003 to 2017, he served as the Chief Financial Officer of Lowe’s Companies, Inc. Mr. Hull joined Lowe’s in 1999 as Vice President of Financial Planning and Analysis and has more than 25 years of financial expertise, including deep knowledge and experience with financial statement analysis, tax matters, supply chain efficiencies and investor relations.

Mr. Hull has served on the board of directors of SPX FLOW, Inc. since its spin-off from SPX Corporation in 2015 and became Chairman in May 2017. Prior to that he served on the board of directors of SPX Corporation, beginning in August 2014. Mr. Hull was also a member of the Board of Trustees of the University of North Carolina at Charlotte from 2005 to 2015.

Mr. Hull received a Bachelor of Science in Accounting and a Bachelor of Arts in Business Administration from University of North Carolina at Charlotte.

“We are pleased to welcome Bob to Bojangles’ Board of Directors. His enviable record of leadership, significant insight into the retail industry, and relevant board experience will make him an excellent addition to our Board. We look forward to gaining from his perspective,” said Clifton Rutledge, President and CEO of Bojangles’, Inc.

“I am honored to have been appointed to serve on Bojangles’ Board of Directors as I have long been a devoted fan of the brand’s famous biscuits, fixin’s and iced tea. My intention is to draw on my background to create value for our stockholders, customers, partners, and team members,” said Mr. Hull.

Mr. Hull will serve as a Class III Director and his term will expire at Bojangles’, Inc.’s 2018 Annual Meeting of Stockholders.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At June 25, 2017, Bojangles’ had 740 system-wide restaurants, of which 314 were company-operated and 426 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements are not guarantees of future performance and involve a number of known and unknown risks, assumptions, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise than as required under the federal securities laws.

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